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Exhibit 4.3

                        Sims Agricultural Products Co.
                              an Ohio corporation

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                  Non-Negotiable Subordinated Promissory Note

Date: June 21, 1999                                         $5,000.00

      Sims Agricultural Products Co., an Ohio profit corporation ("Company"), for value received, hereby promises to pay to Thomas H. Cunningham, an individual residing at 975 Taylor Road, Mansfield, Ohio 44903 ("Holder") the principal sum of Five Thousand and 00/100 Dollars, plus interest under this Note, on or before June 30, 2002, at the office of the Company at 3795 County Rd. 29, Mt. Gilead, Ohio.

      This Note evidences an indebtedness of $5,000.00 and the following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, to all of which the Holder, by the acceptance of this Note, assents:

      1. Subordination. The rights of the Holder to the principal sum or any part thereof, or interest thereon, are and shall remain subject and subordinate to all "senior indebtedness", defined to mean the principal of and premium, if any, and interest, now or hereafter owing, on the following, whether outstanding on the date of issuance of this Note or thereafter incurred or created (see subordination agreement with National City Bank):

         (a) Any and all promissory notes or other evidences of indebtedness of the Company to National City Bank, including but not limited to the following: (i) Demand Line of Credit/Prime dated November 6, 1997, in the original principal amount of $4,500,000; (ii) Commercial Installment Note dated January 12, 1996, in the original principal amount of $610,000;
      (iii) Replacement Promissory Note dated January 12, 1996, in the original principal amount of $645,286.20, (iv) Commercial Note: Term Multiple Advance/Prime dated March 14, 1997, in the original principal amount of $500,000; and (v) Commercial Installment Note dated November 21, 1997, in the original principal amount of $300,000.

         (b) indebtedness or obligations of the Company under any written contract or commitment;

         (c) renewals, extension or refunding if any of the indebtedness or obligations referred to in the preceding clauses (a) and (b).

         (d) This note is not subordinated to the notes to Ross Strayer and Dallas Paul for $375,050 each. Those notes are subordinated to this note.

      2. Interest. Company must pay interest on the outstanding principal balance of this Note from June 21, 1999 at the rate of twelve percent (12%) per annum. Interest is calculated on the basis of a 360-day year, and is payable monthly on the last day of each month commencing

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July 30, 1999 through June 30, 2002. Interest is payable by mail to the registered address of the Holder hereof or by wire according to Holder's instructions.

      If any interest payment is past due and remains unpaid more than thirty
(30) days from its initial due date, the Company must issue to the Holder a warrant entitling the Holder to purchase, at $0.01 per share, one (1) share of the common stock of the Company for every $1.00 of that month's past due and unpaid interest. The warrants will expire June 30, 2006 and are subject to the additional terms and provisions set forth in the Warrant Plan and Warrant Certificate attached hereto as "Exhibit A."

      3. Prepayment. The Company may prepay the principal hereunder at any time, in whole or in part, without premium or penalty thereon. Unless Company designates to the contrary in writing at the time of any prepayment, the prepayment will be applied first to principal, then to interest under this Note.

      4. Nonrecourse. This Note is the obligation of the Company only, and no recourse may be had for the payment thereof against any shareholder, officer, or director of the Company, directly or through the Company, by virtue of any statute for the enforcement of any assessments or otherwise, all such liability of shareholders, directors and officers as such being released by the Holder hereof by the acceptance of this Note.

      5. Remedies. Nothing contained in this Note shall impair, as between the Company, the Company's creditors other than the Holders of indebtedness to which this Note is subordinated, and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay the Holder of this Note the principal of, and premium, if any, on this Note, as and when due and payable in accordance with its terms, nor shall anything in this Note prevent the Holder of this Note from exercising all remedies otherwise permitted by law upon the occurrence of any event of default, subject to the rights, if any, of the Holders of indebtedness to which this Note is subordinated, upon the exercise of any such remedy.

      6. Default. If any of the following events occur, which shall be referred to as an event of default, the entire unpaid principal and accrued interest hereon shall become immediately due and payable:

            (a) default in the payment of principal of the Note at maturity;

            (b) the liquidation or dissolution of the Company;

            (c) entry of a decree or order adjudging the Company bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee or other similar official of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order in effect for a period of sixty consecutive days; or

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            (d) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of such proceedings or the filing of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company or of any substantial part of its property;

            (e) the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

      In the event of default under Section 6(a), the Company also must issue to the Holder three (3) warrants, each of which entitles the Holder to purchase, at $0.01 per share, one (1) share of the common stock of the Company for every $1.00 of principal which is due but unpaid on the maturity date. The warrants will expire June 30, 2006 and are subject to the additional terms and provisions set forth in the Warrant Plan and Warrant Certificate attached hereto as "Exhibit A."

      7. Waivers. Company and all persons now or hereafter liable for the payment of the principal or interest due on this Note or any part thereof do expressly waive presentment for payment, notice of dishonor, protest, notice of protest, nonpayment and diligence in bringing suit, and, in exercising any right hereunder, shall be deemed to have waived such rights under this Note.

      8. Consents. Company and all persons now or hereafter liable for the payment of the principal due on the Note or any part thereof consent that the time of payment may be extended from time to time by Holder without notice and without effect on any of the Holder's rights hereunder.

      9. Severability. If any provision of this Note is declared illegal, invalid, unreasonable or unenforceable, such provision will be deemed canceled to the same extent as though it never had appeared herein, but the remaining provisions shall not be affected thereby.

      10. Notices. Any notice to Company or Holder provided for in this Note must be given by mailing such notice to Company or Holder, as the case may be, at the address designated above, or at such other address as may be designated in writing by one party to the other.

      11. Amendment. This Note may be amended only by a writing signed by both parties.

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      12. Applicable Law and Forum. This Note shall be construed under the laws of the State of Ohio. Any action or proceeding arising out of or in connection with this Note shall be instituted in the courts within the State of Ohio.

      13. Non-negotiability. The holder hereof may not sell, assign, pledge, hypothecate, convey or otherwise transfer this Note or any of its rights hereunder without the prior written consent of the Company.

      IN WITNESS WHEREOF, the Company has signed this Note on June 21, 1999.

                                    Sims Agricultural Products Co.


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                                    By:  Dallas H. Paul, President

ATTEST:

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Thomas H. Cunningham, Secretary

THIS NOTE WAS ISSUED ON , 1999, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, ("THE ACT") IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) AND/OR REGULATION D, RULE 506 PROMULGATED THEREUNDER, AND/OR SECTION 4(6) AND/OR SECTION 3(B) AND REGULATION D, RULE 504 PROMULGATED THEREUNDER, AND STATE SECURITIES LAWS. NO TRANSFER OR ASSIGNMENT OF THIS NOTE OF OR ANY INTEREST THEREIN MAY BE MADE EXCEPT WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY AND PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER OR ASSIGNMENT DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND STATE SECURITIES LAWS.

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